Exhibit 99.2
Consent of Merrill Lynch
Members of the Board of Directors
Foundry Networks, Inc.
4980 Great America Parkway
Santa Clara, CA 95054
Members of the Board of Directors:
     We hereby consent to the use of our opinion letter dated July 21, 2008 to the Board of Directors of Foundry Networks, Inc. included as Annex D to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Falcon Acquisition Sub, Inc., a wholly-owned subsidiary of Brocade Communications Systems, Inc., with and into Foundry Networks, Inc. and to the references to such opinion in such Proxy Statement/Prospectus under the captions “Summary — Opinion of Foundry’s Financial Advisor” and “The Merger — Opinion of Foundry’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ John C. MacDonald

August 26, 2008